OMNIBUS ADMINISTRATIVE SERVICES AGREEMENT

by and among

RESOLUTION LIFE COLORADO INC.,

as administrator under the RLI-Resolution Colorado Reinsurance Agreement,

SECURITY LIFE OF DENVER INSURANCE COMPANY,

as Administrator,

and

RELIASTAR LIFE INSURANCE COMPANY,

and

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY,

each as a Service Recipient

Page

TABLE OF CONTENTS
(cont'd)

SCHEDULES

SCHEDULE A	SERVICED BUSINESS
SCHEDULE B	SERVICES
SCHEDULE C	SUBCONTRACTORS
SCHEDULE D	SERVICED BUSINESS FEES
SCHEDULE E	REPORTS
SCHEDULE F	PRIVACY AND SECURITY ADDENDUM
SCHEDULE G	LICENSED NAMES AND MARKS
SCHEDULE H	QUARTERLY MANAGEMENT REPRESENTATION LETTER
SCHEDULE I	PRIVACY NOTICES

OMNIBUS ADMINISTRATIVE SERVICES AGREEMENT

This **OMNIBUS ADMINISTRATIVE SERVICES AGREEMENT** (this "Agreement"), dated January 4, 2021 (the "Effective Date"), is entered into by and among **RELIASTAR LIFE INSURANCE COMPANY**, an insurance company organized under the laws of the State of Minnesota ("RLI"), **VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY**, an insurance company organized under the laws of the State of Connecticut ("VRIAC") (each of RLI and VRIAC as a "Service Recipient" and collectively as the "Service Recipients"), **RESOLUTION LIFE COLORADO INC.**, an insurance company organized under the laws of the State of Colorado (in its role as administrator under the RLI-Resolution Colorado Reinsurance Agreement, "Resolution Colorado") and **SECURITY LIFE OF DENVER INSURANCE COMPANY**, an insurance company organized under the laws of the State of Colorado (in its role as administrator hereunder, the "Administrator").

Recitals

WHEREAS, Resolution Life U.S. Holdings Inc., a corporation organized under the laws of the State of Delaware ("Buyer"), and Voya Financial, Inc., a corporation organized under the laws of the State of Delaware ("Seller"), have entered into that certain Master Transaction Agreement, dated as of December 18, 2019 (the "Master Transaction Agreement") pursuant to which, among other things, Buyer or an Affiliate of Buyer will purchase all of the issued and outstanding shares of the Administrator;

WHEREAS, simultaneous with the execution of this Agreement, (i) RLI and the Administrator are entering into that certain Reinsurance Agreement, dated as of the date hereof, pursuant to which RLI will cede, on a coinsurance and modified coinsurance basis, and the Administrator will reinsure, the risks arising in respect of or relating to the Covered Insurance Policies thereunder (the "RLI Reinsurance Agreement"); (ii) VRIAC and the Administrator are entering into that certain Reinsurance Agreement, dated as of the date hereof, pursuant to which VRIAC will cede, on a coinsurance basis, and the Administrator will reinsure, the risks arising in respect of or relating to the Covered Insurance Policies thereunder (the "VRIAC Reinsurance Agreement"); and (iii) RLI and Resolution Colorado are entering into that certain Reinsurance Agreement, dated as of the date hereof, pursuant to which RLI will cede, on a coinsurance with funds withheld basis, and Resolution Colorado will reinsure, the risks arising in respect of or relating to the Covered Insurance Policies thereunder (the "RLI-Resolution Colorado Reinsurance Agreement") (collectively, the "Reinsurance Agreements" and each a "Reinsurance Agreement");

WHEREAS, Resolution Colorado has agreed to administer the business ceded under the RLI-Resolution Colorado Reinsurance Agreement pursuant to the terms thereof and may, with the consent of RLI, designate an Affiliate to act as administrator in respect thereof, and

WHEREAS, the Service Recipients and, with respect to the RLI-Resolution Colorado Reinsurance Agreement, Resolution Colorado desire that the Administrator serve as the administrator for the Service Recipients in order to provide certain administrative services with respect to the Reinsured Business and Serviced Business (each as defined herein).

NOW, THEREFORE, in consideration of the mutual cove ants and promises contained herein, and intending to be legally bound hereby, the Service Recipients, Resolution Colorado and the Administrator hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following capitalized terms used herein shall have the meanings given below.

"**Action**" means (i) any civil, criminal, regulatory or administrative action, suit, claim, litigation, arbitration or similar proceeding, in each case before, or brought by, a Governmental Entity or (ii) any investigation or written inquiry by a Governmental Entity, other than any examination by a Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any taxes, including a tax audit.

"**Administered Business**" means collectively, the Reinsured Business and the Serviced Business.

"**Administrator**" has the meaning set forth in the preamble.

"**Administrator Indemnified Party**" has the meaning set forth in Section 3.2.

"**Administration Books and Records**" has the meaning set forth in Section 2.7(a).

"**Affiliate**" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and the term "Affiliated" shall have a correlative meaning. For the purposes of this definition, "control," when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

"**Agreement**" has the meaning set forth in the preamble.

"**Amendment Notice**" has the meaning set forth in Section 2.15(f)(i).

"**Applicable Law**" means any law, statute, ordinance, written rule or regulation, order, injunction, judgment, decree, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Entity applicable to any Person or such Person's businesses, properties or assets, as may be amended from time to time.

"**Audit Period**" has the meaning set forth in Section 2.17(c).

"**BCP**" has the meaning set forth in Section 2.18.

"**Business Day**" means any day other than a Saturday, a Sunday or any other day on which banking institutions in New York City are required or authorized by Applicable Law to be closed.

"**Buyer**" has the meaning set forth in the recitals.

"**CISO**" has the meaning set forth in Schedule F.

"**Claim Notice**" has the meaning set forth in Section 3.3(a).

"**Closing Date TPA**" has the meaning set forth in Section 2.5.

"**Confidential Information**" has the meaning set forth in Section 2.15(a).

"**Coordinator**" has the meaning set forth in Section 2.19.

"**Covered Insurance Policies**" means the "Covered Insurance Policies" as defined in each of the Reinsurance Agreements.

"**De-Identify**" means the permanent removal of personally identifiable information from data sets such that the people whom the data describes are rendered and remain anonymous to the user of such data sets.

"**Direct Economic Losses**" means reasonable and documented out-of-pocket damages, losses, liabilities or expenses (including, for the avoidance of doubt, (a) reasonable, documented, out-of-pocket expenses related to any reasonably anticipated and commercially recognized consumer data breach mitigation efforts, including costs associated with the offering of credit monitoring or a similar identity theft protection or mitigation product for a period of at least twelve (12) months or such longer time required by Applicable Law or similar protective measures designed to mitigate any damages to affected persons and (b) reasonable, documented, out-of-pocket expenses incurred to retain a call center or to develop any internal or external communication materials if reasonably necessary in order to respond to inquiries regarding the Information Security Incident for a period of at least one-hundred-eighty (180) days or such longer time as is required by Applicable Law), excluding (i) any incidental, indirect or consequential damages, losses, liabilities or expenses, such as harm to reputation and (ii) any lost profits or diminution in value.

"**Disaster Recovery Plan**" has the meaning set forth in Section 2.18.

"**Effective Date**" has the meaning set forth in the preamble.

"**Excluded Liabilities**" means "Excluded Liabilities" as defined in each of the Reinsurance Agreements.

"**Excluded Liability Action**" has the meaning set forth in Section 4.3(a).

"**Existing Reinsurance Agreements**" means the "Existing Reinsurance Agreements" as defined in each of the Reinsurance Agreements.

"**GAAP**" means ge erally accepted accounting principles i the United States.

"**Governmental Entity**" means any foreign, federal, state, local or other governmental, legislative, judicial, administrative or regulatory authority, agency, commission, board, body, court or entity or any instrumentality thereof or any self-regulatory organization or body (including FINRA) or any arbitral body or arbitrator.

"**Indemnitee**" has the meaning set forth in Section 3.3(a).

"**Indemnitor**" means any Person required to provide indemnification under this Agreement.

"**Information Security Incident**" has the meaning set forth in Section 2.16(b).

"**Information Security Risk Assessment**" means a SOC-2 Type II audit report or, if a SOC-2 Type II audit report cannot be obtained by Administrator without incurring material additional cost, a detailed information security questionnaire and supporting documentation that is consistent with industry standards.

"**Invoice**" has the meaning set forth in Section 2.6(c).

"**Legal Action**" has the meaning set forth in Section 4.2(a).

"**Liability**" means any liability, damage, expense or obligation of any kind, character or description, whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or unasserted, executory, determined or determinable or otherwise.

"**Licensed Names and Marks**" has the meaning set forth in Section 10.1.

"**Losses**" means any and all damages, losses, liabilities, obligations, costs, expenses (including reasonable attorneys' fees and expenses); provided, however, that "Losses" shall not include any amounts constituting consequential, special or punitive damages.

"**Master Transaction Agreement**" has the meaning set forth in the recitals.

"**Non-Public Personal Information**" has the meaning set forth in Section 2.15(b).

"**New York Court**" has the meaning set forth in Section 11.11(a).

"**Objection Notice**" has the meaning set forth in Section 2.15(f)(i).

"**Pattern of Deficient Performance**" means a pattern or practice of materially deficient performance of the Administrator's obligations set forth in this Agreement determined by reference to the Administered Business as a whole, which for the avoidance of doubt may encompass (a) failure to pay claims on a timely basis or acts of bad faith in processing claims, (b) failure to comply with Applicable Law or (c) actions in breach of this Agreement that subject

the Service Recipients to public criticism by a third party of such actions that are widely known and referenced in the insurance industry that materially negatively affect the Service Recipients' reputation.

"**Permitted Disbursements**" means contractual benefits and other amounts due under the terms of any Serviced Business Insurance Policy as provided by the applicable Service Recipient.

"**Person**" means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity.

"**Premium Taxes**" means (i) taxes payable by the Service Recipients in respect of premiums, deposits, policy fees, payments and other amounts collected by or on behalf of the Service Recipients in respect of the Administered Business, and (ii) the portion, if any, of assessments and similar charges payable by the Service Recipients in respect of the Administered Business in connection with participation by the Service Recipients, whether voluntary or involuntary, in any guaranty association established or governed by any Governmental Entity.

"**Recapture Event**" has the meaning set forth in the applicable Reinsurance Agreement.

"**Regulatory Action**" has the meaning set forth in Section 4.1(a).

"**Reinsurance Agreements**" has the meaning set forth in the recitals.

"**Reinsured Business Bank Accounts**" has the meaning set forth in Section 2.8(a).

"**Reinsured Business**" means the business reinsured under each of the Reinsurance Agreements, including the Covered Insurance Policies, Separate Accounts, Existing Reinsurance Agreements (including Shared Reinsurance Agreements) and Liabilities assumed or reinsured thereunder, unless otherwise covered by the RNY Administrative Services Agreement.

"**Reinsured Liabilities**" means the "Reinsured Liabilities" as defined in each of the Reinsurance Agreements.

"**Resolution Colorado**" has the meaning set forth in the preamble.

"**RLI**" has the meaning set forth in the preamble.

"**RLI Reinsurance Agreement**" has the meaning set forth in the recitals.

"**RLI-Resolution Colorado Reinsurance Agreement**" has the meaning set forth in the recitals.

"**RNY Administrative Services Agreement**" means that certain Administrative Services Agreement, dated as of the date hereof, by and between ReliaStar Life Insurance Company of New York and the Administrator.

"**SAP**" has the mea ing set forth in the applicable Reinsura ce Agreement.

"**SEC**" means the United States Securities and Exchange Commission.

"**Seller**" has the meaning set forth in the recitals.

"**Separate Accounts**" means the "Separate Accounts" as defined in each of the Reinsurance Agreements.

"**Serviced Business**" means the business retained by RLI, VRIAC and their Affiliates that will be administered by the Administrator and/or a Closing Date TPA as set forth on Schedule A.

"**Serviced Business Fee**" has the meaning set forth in Section 2.6(b).

"**Serviced Business Bank Accounts**" has the meaning set forth in Section 2.9(a).

"**Serviced Business Insurance Policies**" means the binders, policies, certificates, contracts of insurance, supplementary contracts of insurance and annuity contracts issued, assumed, reinsured or renewed by either Service Recipient that constitute Serviced Business.

"**Service Recipient**" has the meaning set forth in the preamble.

"**Service Recipient Indemnified Party**" has the meaning set forth in Section 3.1.

"**Service Standard**" has the meaning set forth in Section 2.2.

"**Services**" has the meaning set forth in Section 2.1(a).

"**Shared Reinsurance Agreements**" means the "Shared Reinsurance Agreements" as defined in each of the Reinsurance Agreements.

"**Significant Subcontractor**" means the Subcontractors noted with an asterisk on Schedule C and any other Subcontractor that, directly or indirectly, stores, processes or accesses Non-Public Personal Information.

"**SOC**" means Service Organization Control.

"**Subcontractor**" has the meaning set forth in Section 2.5.

"**Third Party Claim**" means any claim, action, suit, or proceeding made or brought by any Person that is not a party to this Agreement or any Affiliate of any party to this Agreement. For the avoidance of doubt, claims, actions, suits or proceedings between or among parties to this Agreement or their respective Affiliates will not be Third Party Claims hereunder.

"**Transaction Agreements**" has the meaning set forth in the Master Transaction Agreement.

"**Transition Services Agreement**" means that certain Transition Services Agreement, dated as of the date hereof by and between Voya Services Company and Resolution Life Services (US) Inc.

"**Triggering Event**" has the meaning set forth in the applicable Reinsurance Agreement.

"**Voluntary Serviced Business Termination**" has the meaning set forth in Section 7.2(c).

"**VRIAC**" has the meaning set forth in the preamble.

"**VRIAC Reinsurance Agreement**" has the meaning set forth in the recitals.

Section 1.2 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. All references herein to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, includes any rules and regulations promulgated under said statutes) and to any Section of any statute, rule or regulation including any successor to said Section. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The word "or" shall not be exclusive except where the context otherwise requires. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. Whenever the word "Dollars" or the "$" sign appear in this Agreement, they shall be construed to mean United States Dollars, and all transactions under this Agreement shall be in United States Dollars. This Agreement has been fully negotiated by the parties hereto and shall not be construed by any Governmental Entity against either party by virtue of the fact that such party was the drafting party. The words "herein," "hereof," "hereunder," or "hereby" and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section. The word "will" shall be construed to have the same meaning and effect as the word "shall".

Section 1.3 Headings. The Article and Section headings contained in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

ARTICLE II

SERVICES

Section 2.1 Description of the Services.

(a) The Administrator shall, in accordance with the terms of this Agreement, provide all services that are required, necessary or appropriate for the administration, handling and performance of the Administered Business and any other services that are reasonably required or necessary under Applicable Law or otherwise in connectio with the administration

of the Administered Busi ess, including without limitation all services being performed in respect of the Administered Business as of the date hereof, any other services that may be required as a result of a change in Applicable Law, and the services set forth in Schedule B hereto, but subject to the Transition Services Agreement (the "Services"). The parties agree that the intent is that the Administrator will perform all services with respect to the Administered Business in such a manner as to minimize, to the maximum extent reasonably practicable in the context of the particular Service, the involvement of the Service Recipients and their Affiliates, subject to (i) the Transition Services Agreement and (ii) any requirements under Applicable Law that specific actions be taken by either Service Recipient or its Affiliates without the Administrator acting on its or their behalf. The Administrator will provide each Service Recipient timely notice of any actions that are legally required to be taken by RLI, VRIAC or their Affiliates that would otherwise be Services, and, to the extent reasonably practicable with reasonable cooperation from the applicable Service Recipient, will prepare in a timely manner the forms of any documentation required for RLI, VRIAC or their Affiliates to comply therewith. In addition, the Administrator shall cooperate in good faith and use commercially reasonable efforts to mutually agree with the Service Recipients to perform any services in respect of the Serviced Business that do not otherwise constitute Services, as requested by either Service Recipient as a result of special or unusual circumstances; provided that the Administrator and its Affiliates shall not be required to compromise any right, asset or benefit or expend any amount or incur any Liabilities, make any accommodations or provide any other consideration in connection with the provision of such services that do not otherwise constitute Services.

(b) Notwithstanding the foregoing, each Service Recipient will have the right to direct the Administrator in connection with the Services to perform any action reasonably necessary to comply with Applicable Law, or to cease performing any action that constitutes a violation of Applicable Law; but in each case, such Service Recipient shall act in good faith, taking into account the intent of the parties to, and the stated purposes of, this Agreement and the Transaction Agreements.

Section 2.2 Commitment to Provide; Service Standard. Each Service Recipient and, with respect to the Reinsured Business under the RLI-Resolution Colorado Reinsurance Agreement, Resolution Colorado, hereby appoints the Administrator to provide, and the Administrator agrees to provide the Service Recipients and Resolution Colorado from and after the Effective Date during the term of this Agreement with, the Services. The Administrator shall perform the Services (i) in compliance with the terms of the Administered Business, (ii) in compliance with the terms of the applicable Reinsurance Agreements and this Agreement, (iii) in compliance with Applicable Law, (iv) in good faith with the skill, expertise and diligence that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances, and (v) with the skill, diligence and expertise that are at least equal in quality to the standards the Administrator applies in providing similar services in respect of its own business (other than the Administered Business), to the extent applicable (the "Service Standard").

Section 2.3 Transition Services. To the extent any Service is provided by a Service Recipient or their Affiliates pursuant to the Transition Services Agreement, the Administrator shall not be obligated to provide such Service pursuant hereto until the Service Recipients' or their Affiliates' obligation to provide such Service pursuant to the Transition Services

Agreement has terminated in accordance with the terms thereof. The Administrator shall have no liability to the Service Recipients for any failure in its performance of any particular Service or other obligation hereunder to the extent that such failure is a result of the failure of the Service Recipients or their Affiliates to provide to the Administrator or its Affiliates services required to be provided by the Service Recipients or their Affiliates under the Transition Services Agreement. In any case, (a) the Administrator shall be obligated to provide any such Service and perform any such obligation in accordance with the terms of this Agreement following the cure or remediation of any such failure of the Service Recipients or their Affiliates to provide to the Administrator or its Affiliates the applicable services required to be provided under the Transition Services Agreement, except to the extent that such prior failure impairs the Administrator's provision of such Service, and (b) the Administrator shall, in any event, use commercially reasonable efforts to perform such Service despite any failure of the Service Recipients or their respective Affiliates to provide to the Administrator or its Affiliates the applicable services required to be provided under the Transition Services Agreement; provided that any increased cost to the Administrator of performing such Service resulting from a Service Recipient's or its Affiliate's failure to provide an applicable service under the Transition Services Agreement shall be borne by the applicable Service Recipient and not by the Administrator.

Section 2.4 Facilities, Personnel and Resources. Subject to the Transition Services Agreement, for the duration of this Agreement, the Administrator shall at all times maintain, directly or indirectly through a Subcontractor, sufficient facilities and trained personnel of the kind necessary to perform its obligations under this Agreement in accordance with the Service Standard and the Reinsurance Agreements. Without limiting the generality of the foregoing and subject to the Transition Services Agreement, the Administrator will have and maintain, directly or indirectly through a Subcontractor, from the Effective Date and thereafter during the term of this Agreement, sufficient expertise, trained personnel, resources, systems, controls and procedures (financial, legal, accounting, administrative or otherwise) as may be necessary or appropriate to discharge its obligations under the terms of this Agreement. Additionally, at all times during the term of this Agreement, the Administrator will hold and maintain, either directly or through the appointment of Subcontractors, any and all licenses, permits and authorizations from Governmental Entities required to perform its duties and obligations under this Agreement on behalf of the Service Recipients.

Section 2.5 Subcontracting. The Administrator may subcontract for the performance of any Services at the Administrator's sole cost and expense to an Affiliate of the Administrator or any entity specified on Schedule C hereto (a "Closing Date TPA") or, with the prior written consent of the applicable Service Recipient or Affiliate thereof, which consent shall not be unreasonably withheld, conditioned or delayed, to another third party (a "Subcontractor"); provided that (i) any such Subcontractor shall be duly licensed to the extent required under Applicable Law so as to permit the performance of the Services that such Subcontractor will perform in compliance with Applicable Law, and (ii) no such subcontracting shall relieve the Administrator from any of its obligations or liabilities hereunder, and the Administrator shall remain responsible for all obligations, liabilities, actions and omissions of any such Subcontractor with regard to providing such service or services as if provided by the Administrator. Without the prior written consent of the applicable Service Recipient, such consent not to be unreasonably withheld, conditioned or delayed, o Subcontractor or its

personnel shall have the power or authority to act as agent or attorney-in-fact of such Service Recipient or bind such Service Recipient in any way; provided that the Service Recipient agrees to grant any Closing Date TPA a power of attorney as reasonably necessary to perform Services. For the avoidance of doubt, the consent right set forth in this Section 2.5 is not intended to apply to third party providers of software as a service solutions that are ancillary to, and do not involve the direct provision of, the Services; provided, that such third party providers do not store, maintain, process or access Non-Public Personal Information.

Section 2.6 Compensation.

(a) Except as otherwise provided for in this Agreement, the Administrator shall provide the Services in respect of the Reinsured Business pursuant to this Agreement at its sole cost and expense (including payment of all necessary fees to any third parties) in consideration for the promises made by the Service Recipients and their Affiliates under this Agreement and the Transaction Agreements, and shall not receive any separate fee from the Service Recipients for the provision of such Services.

(b) Each of RLI and VRIAC will pay to the Administrator on a quarterly basis the applicable fees set forth on Schedule D for the Services performed in respect of the Serviced Business (the "Serviced Business Fees").

(c) Promptly following the end of each calendar quarter, the Administrator shall prepare and deliver to each Service Recipient an invoice setting forth the Serviced Business Fees due from such Service Recipient under Section 2.6(b), if any, for all Services provided during such calendar quarter (each, an "Invoice"). Invoices shall be submitted by e-mail to the Services Recipients' Transition Management Office (at an e-mail address to be provided by the Services Recipients) or as otherwise directed by the applicable Service Recipient. All undisputed amounts reflected in an Invoice shall be due and payable within forty-five (45) calendar days following receipt by the applicable Service Recipient of the Invoice. Each Service Recipient will notify the Administrator of any disputed portion of an invoice and the Parties will work in good faith to resolve such dispute in accordance with Section 2.6(d) below. Unless otherwise mutually agreed by the Parties, payments shall be made by wire transfer in immediately available funds in U.S. dollars to a bank account specified by the Administrator.

(d) If a dispute arises as to the calculation of any Invoice, the parties shall use their commercially reasonable efforts to reach an agreement with respect to such disputed amount. If the respective individuals at the applicable Service Recipient and Administrator responsible for preparing and reviewing Invoices, as applicable, are unable to reach an agreement within five (5) Business Days after a party has notified the other party that there is a dispute, then the Coordinators of such Service Recipient and Administrator shall confer and use their commercially reasonable efforts to come to a resolution of the dispute. If the parties are unable to agree upon a resolution of the dispute within five (5) Business Days after the Coordinators have conferred, then the parties may pursue any remedy permitted under this Agreement to resolve such dispute. To the extent any portion of an Invoice is undisputed, the applicable Service Recipient shall pay all undisputed amounts in accordance with Section 2.6(c), without awaiting final resolution of the disputed portion of such Invoice.

Section 2.7 Books and Records; Other Information.

(a) On and after the Effective Date and subject to the Transition Services Agreement, the Administrator shall assume responsibility for maintaining accurate and complete books and records of all transactions pertaining to the respective Reinsured Business and the Serviced Business and all data used by the Administrator in the performance of Services, including Books and Records transferred to the Administrator, claims files and any documents relating to claims, any communications relating to the Administered Business, any communications with any Governmental Entity, complaint logs and accounting and reporting, with respect thereto ("Administration Books and Records"). The Administration Books and Records shall be maintained (i) in accordance with any and all Applicable Laws and (ii) in an accessible format. The Administration Books and Records with respect to the Reinsured Business and Serviced Business must be maintained for at least the seven (7) year period following the termination of this Agreement (or for such longer period as would comply with the record retention procedures and policies of the Administrator then in effect with regard to its own business).

(b) All original Administration Books and Records shall be the property of the Service Recipients and all Administration Books and Records shall be made available (including access to appropriate employees and representatives of the Administrator, so long as such access shall not unreasonably interfere with the regular performance of such employees' and representatives' duties to the Administrator) to the Service Recipients, auditors or other designees, and regulatory agencies, upon reasonable prior notice during normal business hours, for review, audit, inspection, examination and reproduction, in each case at the Service Recipients' expense. Upon the reasonable request of the Service Recipients from time to time, the Administrator shall also make copies of Administration Books and Records available to the Service Recipients, as applicable, through electronic means to the extent reasonably practicable and at the Service Recipients' expense. The Administrator shall have the right to retain copies of all such Administration Books and Records.

(c) The Services Recipients will have the right to periodically review and make copies, at the applicable Service Recipient's expense, of the Books and Records of the Administrator and its Subcontractors relating to the Administered Business during normal business hours, and the Administrator shall use commercially reasonable efforts to make copies of such Books and Records available to the Services Recipients through electronic means, in each case upon any reasonable request from the Service Recipients; provided that nothing in this Agreement shall require any party hereto to disclose any information to another party hereto or its Affiliates or representatives (i) that is subject to the terms of a non-disclosure agreement with a third party, (ii) that may constitute privileged attorney-client communications or attorney work product and the transfer of which, or the provision of access to which, as reasonably determined by the disclosing party's counsel, constitutes a waiver of any such privilege or (iii) if the provision of access to such document (or portion thereof) or information, as determined by the disclosing party's counsel, would reasonably be expected to conflict with Applicable Law (in each case, it being understood that the disclosing party shall use commercially reasonable efforts to enable such information to be furnished or made available to the requesting party or its Affiliates or representatives without violating the terms of any such nondisclosure agreement, jeopardizing privilege or protection, incurring liability or contrave ing Applicable Law or

contract, agreement or obligation, including by entering into a back-to-back nondisclosure agreement or entering into a customary joint defense agreement or common interest agreement to the extent that such an agreement would preserve the applicable privilege or protection); provided, further, that such access shall not unreasonably interfere with the conduct of the business of the Administrator or any of its Subcontractors.

(d) The Administrator shall maintain facilities and procedures for safekeeping all Administration Books and Records consistent with those applicable to the books and records of the Administrator and its Affiliates with respect to insurance policies and annuity contracts issued by the Administrator or its Affiliates. The Administrator shall back up all of its computer files relating to the Administered Business or otherwise used in the performance of Services under this Agreement on the same basis and shall maintain back-up files in a manner consistent with the policies and procedures of the Administrator and its Affiliates regarding the back-up of computer files and storage of back-up files.

Section 2.8 Reinsured Business Bank Accounts.

(a) During the term of this Agreement, the Administrator and the Service Recipients, as applicable, shall ensure that all amounts collected from policyholders and third party reinsurers with respect to the Reinsured Business are deposited in bank accounts and lockboxes owned by the Service Recipients and not in any accounts or lockboxes owned by the Administrator, provided that the Administrator may establish and maintain one or more accounts in the name of each Service Recipient with banking institutions in accordance with the applicable Reinsurance Agreement, which bank accounts shall be established solely for purposes of the provision of Services in respect of the Reinsured Business of each Service Recipient and shall be separate and apart from any other bank accounts established by the Administrator in respect of the Administered Business or otherwise (such bank accounts and lockboxes used in the operation of the Reinsured Business, collectively, the "Reinsured Business Bank Accounts").

(b) In the absence of a Triggering Event or Recapture Event, the Administrator will have authority over the Reinsured Business Bank Accounts, including the authority to (i) issue drafts on and make deposits in the Reinsured Business Bank Accounts in the name of the applicable Service Recipient and (ii) make withdrawals from the Reinsured Business Bank Accounts; provided that in no event shall either Service Recipient be responsible for any fees, overdraft charges or other payments, or Liabilities with respect to such Reinsured Business Bank Accounts or obligated to provide funding for the Reinsured Business Bank Accounts, subject to any obligations to transfer any amounts to the Administrator pursuant to the Transaction Agreements. Upon the occurrence of a Triggering Event or Recapture Event, the Service Recipients will be entitled to revoke such authority; provided that the Administrator shall not be deemed to be in breach of any of its obligations under this Agreement to the extent caused by such revocation of authority.

(c) Service Recipient check stock may be used for payments made from the Reinsured Business Bank Accounts.

Section 2.9 Serviced Business Bank Accounts.

( ) The Administrator will establish and mai tain one or more accounts in the name of each Service Recipient with banking institutions (the "Serviced Business Bank Accounts"), which Serviced Business Bank Accounts shall be established solely for purposes of the provision of Services in respect of the Serviced Business of each Service Recipient and shall be separate and apart from any other bank accounts established by the Administrator in respect of the Administered Business or otherwise.

(b) As long as Services are being provided in respect of the Serviced Business, the Administrator will have the non-exclusive authority over the Serviced Business Bank Accounts including the authority to (i) issue drafts on and make deposits in the Serviced Business Bank Accounts in the name of the applicable Service Recipient and (ii) make withdrawals from the Serviced Business Bank Accounts.

(c) All amounts collected by the Administrator on behalf of or for the applicable Service Recipient with respect to the Serviced Business will be deposited into the relevant Serviced Business Bank Account. Withdrawals from the Serviced Business Bank Accounts of amounts held with respect to the Serviced Business Insurance Policies shall be made only for the payment of Permitted Disbursements. The applicable Service Recipient shall fund the applicable Serviced Business Bank Accounts from time to time if the Administrator determines that disbursements with respect to the Serviced Business Insurance Policies are anticipated to be in excess of the funds available with respect to the Serviced Business Insurance Policies in these Serviced Business Bank Accounts; provided that in no event shall a Service Recipient be required to fund any withdrawals or payments from any Serviced Business Bank Account not related to the Serviced Business Insurance Policies. The Administrator shall have the right to draw on funds held in the Serviced Business Bank Accounts with respect to the Serviced Business Insurance Policies only for the purpose of performing its obligations on behalf of the applicable Service Recipient under this Agreement. Checks drawn on the Serviced Business Bank Accounts shall show the Administrator, acting on behalf of the applicable Service Recipient. Notwithstanding anything herein to the contrary, the Service Recipients shall have the right to withdraw funds from their respective Serviced Business Bank Accounts at any time; provided that, notwithstanding any provision of this Agreement to the contrary, the Administrator shall not be required to make any payment of Permitted Disbursements or otherwise to the extent that there are insufficient funds in the Serviced Business Bank Accounts.

Section 2.10 Remittances. If the Administrator or any of its Affiliates receives any remittance or other payment that it is not entitled to under the terms of this Agreement or any Transaction Agreement and a Service Recipient is entitled to such remittance or other payment, the Administrator or such Affiliate shall hold such remittance or other payment in trust for the benefit of the applicable Service Recipient, endorse any such remittance to the order of such Service Recipient, and promptly, but in any event within twenty (20) Business Days after the Administrator becomes aware that it has received, and is not entitled to, such remittance or other payment, transfer such remittance or other payment to such Service Recipient.

Section 2.11 Alternative Settlement Options. Subject to Applicable Law and the obligations of the Administrator (as the reinsurer under the RLI-SLD Reinsurance Agreement and VRIAC-SLD Reinsurance Agreement) and Resolution Colorado under the Reinsurance Agreements, the Administrator may contract with beneficiaries of Covered Insurance Policies o

establish altern tive settlement arrangements in respect of be efit payments arising thereunder on and after the Effective Date, and to open, maintain and utilize (including preparation and execution of all related documentation) any bank accounts or other settlement arrangements established by the Administrator; provided that any such contracts shall be solely between the Administrator and such beneficiary and the Administrator shall clearly advise the beneficiaries that none of RLI, VRIAC or their Affiliates are involved in, or party to, such contracts. The Administrator shall be solely responsible for such contracts and arrangements. The Administrator shall be responsible for paying all interest credited to such accounts or other settlement arrangements and shall be entitled to all amounts associated with such accounts or other settlement arrangements. Notwithstanding anything herein or in the Reinsurance Agreements to the contrary, no Service Recipient shall have any liability in respect of any such account or other alternative settlement arrangements contemplated under this Section 2.11.

Section 2.12 Reporting.

(a) As of and following the Effective Date, the Administrator shall provide data and any reports reasonably requested by the Service Recipients in connection with the Administered Business to enable the Service Recipients to comply with any and all Applicable Law, including, without limitation, all statutory insurance reporting, state regulatory reporting, tax reporting and SAP, GAAP and SEC financial reporting requirements and any current or future informational reporting or other requirements imposed by any Governmental Entity. Without limiting the generality of the foregoing, the Administrator shall prepare and provide to each Service Recipient the reports set forth on Schedule E on the timeline specified therein with respect to the Administered Business, Separate Accounts, Existing Reinsurance Agreements (including Shared Reinsurance Agreements) and Reinsured Liabilities.

(b) Additionally, to the extent requested by a party, each party will use commercially reasonable efforts to furnish to the other such reports and information and prepare any additional reports, filings or certifications in a timely manner as reasonably requested by another party in connection with the Administered Business to enable the requesting party to comply with any and all Applicable Law, including all statutory insurance reporting, tax reporting and SAP, GAAP and SEC financial reporting requirements and any current or future informational reporting, prior approval or other requirements imposed by any Governmental Entity.

Section 2.13 Serviced Business Claims Administration.

(a) Notwithstanding anything herein to the contrary, the Administrator will administer or cause to be administered all claims involving any Serviced Business Insurance Policy in accordance with this Section 2.13. Upon notice of a claim under any Serviced Business Insurance Policy, the Administrator will notify the applicable Service Recipient promptly thereof. The Administrator will investigate the claim, including reviewing the documentation for the claim and determining the validity of the claim in accordance with the Service Standard. The Administrator shall promptly pay from the Serviced Business Bank Accounts all claims arising under Serviced Business Insurance Policies that are reasonably determined by it to be valid in accordance with the terms of the Serviced Business Insurance Policies as provided by the applicable Service Recipient. The Administrator will promptly provide the Company notification

that the claim h s been processed. A statement of proceeds a d other information r records regarding payment of such claim(s) as reasonably requested by the applicable Service Recipient shall be supplied by the Administrator to such Service Recipient on a monthly basis.

(b) If the Administrator determines that a claim for payment under a Serviced Business Insurance Policy either requires investigation or should be contested or denied, in whole or in part, and before any final action by the Administrator indicating that the claim is being denied or contested, the Administrator shall promptly, and in any event within ten (10) Business Days of such determination, notify in writing the applicable Service Recipient of such determination and provide such Service Recipient the opportunity to review the complete claim file. The Administrator shall consult with such Service Recipient in connection with any claim for payment under a Serviced Business Insurance Policy which the Administrator determines either requires investigation or should be contested or denied. Following such consultation, the Administrator shall follow such Service Recipient's direction, if any, with respect to the validity or amount of such contested claim. In the event of an appeal by or on behalf of any holder of a Serviced Business Insurance Policy, beneficiary or other interested party from an adverse claim determination made in respect of any Serviced Business Insurance Policy, the Administrator shall promptly advise the applicable Service Recipient of such appeal. Such notice to the applicable Service Recipient from the Administrator shall also include all pertinent information relating to the claim. The Service Recipient may elect in its sole discretion to be responsible for control and management of any such appeal. The party responsible for control and management of any such appeal will do so at its own cost and expense. In the event the Service Recipient elects to control, the Administrator will provide reasonable access to the Service Recipient of books and records and personnel, including without limitation and to the extent the Administrator has rights thereto, such agents, advisors and third-party administrators of the Administrator and its Affiliates as shall have relevant information of the subject Serviced Business Insurance Policy to the extent relating to such appeal. In addition, the Administrator shall promptly pay from the Serviced Business Bank Accounts as directed by the applicable Service Recipient and in accordance with the terms of this Agreement all claims arising under Serviced Business Insurance Policies that are determined by such Service Recipient to be valid in accordance with the terms of the Serviced Business Insurance Policies as provided by such Service Recipient.

Section 2.14 Power of Attorney.

(a) Subject to the terms and conditions set forth herein, each Service Recipient hereby appoints and names the Administrator, acting through its authorized officers and employees, as such Service Recipient's exclusive lawful attorney-in-fact, from and after the Effective Date for so long as the Administrator is authorized to perform the Services and solely to the extent necessary to provide the Services, (a) to do any and all lawful acts that such Service Recipient might have done with respect to the Administered Business, and (b) to proceed by all lawful means (i) to perform any and all of such Service Recipient's obligations with respect to the Administered Business, (ii) subject to the limitations set forth in Article IV, to enforce any right and defend (in the name of such Service Recipient, when necessary) against any liability arising from or relating to the Administered Business, (iii) subject to the limitations set forth in Article IV, to sue or defend (in the name of such Service Recipient, when necessary) any Regulatory Action or Legal Action arising from or relating to the Administered Bus ness, (iv) o

collect any and all sums due or payable in respect of the Admi iste ed Business, (v) t sign (i such Service Recipient's names, when necessary) vouchers, receipts, releases and other papers in connection with any of the foregoing matters, and (vii) to do everything lawful in connection with the satisfaction of the Administrator's obligations and the exercise of its rights under this Agreement, but in all cases only to the extent of the rights and authority granted to the Administrator pursuant to this Agreement and in accordance with the terms hereof.

(b) In order to assist the Administrator in the performance of the Services hereunder, as reasonably requested by the Administrator in writing from time to time, such Service Recipient shall deliver to the Administrator, in the form reasonably requested by the Administrator in writing, evidence of its appointment of the Administrator as its attorney-in-fact with respect to all matters required, necessary or appropriate to administer the Administered Business.

Section 2.15 Confidential and Non-Public Information.

(a) "Confidential Information" means, with respect to a party hereto, any and all information provided by, made available by or obtained on behalf of, such party, any of its Affiliates or representatives, on, before or after the date hereof, including, with respect to the Service Recipients, Non-Public Personal Information and all data relating to the contractholders of the Covered Insurance Policies or Serviced Business Insurance Policies (including their rights and obligations under the Covered Insurance Policies or Serviced Business Insurance Policies, as applicable) which is maintained, processed or generated by a Service Recipient or the Administrator in connection with administration of the Administered Business; provided that Confidential Information does not include information that (i) is generally available to the public other than as a result of a disclosure by the receiving party in violation of its confidentiality obligation, (ii) is independently developed by the receiving party, its Affiliates or any of its representatives without use or access to the disclosing party's Confidential Information, or (iii) is rightfully obtained by the receiving party from a third party without, to the knowledge of the receiving party, breach by such third party of a duty of confidentiality of any nature to the disclosing party; provided that the foregoing exceptions shall not supersede the obligations of the receiving party with respect to any Non-Public Personal Information.

(b) "Non-Public Personal Information" means (i) any personally identifiable information or data (including medical, financial and other personal information) concerning or relating to any Service Recipient's past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, and beneficiaries of Covered Insurance Policies, Serviced Business Insurance Policies or contracts issued by such Service Recipient, and its representatives, (ii) any such personally identifiable information or data that the Administrator or its representatives or Subcontractors collect or derive from interactions with the Service Recipients' past, current or prospective applicants, customers, clients, employees, agents, suppliers, vendors, policy owners, contract holders, insureds, claimants, and beneficiaries of Covered Insurance Policies or Serviced Business Insurance Policies, (iii) an aggregation thereof; provided that information that is otherwise publicly available shall not be considered "Non-Public Personal Information" or (iv) any other personally identifiable financial or insurance information, including but not limited to "non-public persona information" as that term is d fined in the Gramm-Leach-Bl ley Act, as

amended, and implementing regulations, 15 U.S.C. § 6809(4) or "p otected health inf rmation" as defined in 45 C.F.R. § 160.103; and (iv) "Personal Information" as defined in The California Consumer Privacy Act of 2018 (Cal. Civ. Code Division 3, Part 4, Title 1.81.5).

(c) Each Service Recipient, on one hand, and the Administrator, on the other hand, agree to hold each other's Confidential Information in strictest confidence and to take all reasonable steps to ensure that Confidential Information is not disclosed in any form by any means by such party, its Affiliates or by any of its representatives or Subcontractors to third parties of any kind, other than the representatives performing services for such party who reasonably need access to such Confidential Information in the course and scope of providing such Services, except as is authorized by the other party in advance and in compliance with all Applicable Law. If any Confidential Information needs to be disclosed as required by Applicable Law or court order, the disclosing party shall (if permitted by Applicable Law) provide prompt notice to the other party prior to such disclosure so that such other party may (at its expense) seek a protection order or other appropriate remedy which is necessary to protect its interest.

(d) The Administrator may disclose a Service Recipient's Confidential Information to the Administrator's Subcontractors with a reasonable need to know, subject to such Subcontractor first being obligated to information security, confidentiality and limited use restrictions no less protective of such Service Recipient's Confidential Information than the provisions in this Agreement. Further, the Service Recipients will negotiate in good faith to the extent that additional confidentiality or limited use terms and conditions are reasonably required by the Administrator's Subcontractors whose confidential information may be disclosed to the Service Recipients in connection with the Services. Until such time as such additional confidentiality terms and conditions are agreed to in writing by the Service Recipients, the Administrator may be limited by its contractual obligations with its Subcontractors in sharing certain Confidential Information with the Service Recipient.

(e) The Administrator (and its Subcontractors) may use a Service Recipient's Confidential Information solely as provided herein; provided that such party shall establish and maintain safeguards against the unauthorized access, destruction, loss or alteration of such Service Recipient's Confidential Information which are no less rigorous than those maintained by the Administrator (or such Subcontractor) for its own information of a similar nature (but not less than using a reasonable standard of care), and in compliance with the terms of the Privacy and Security Addendum attached hereto as Schedule F.

(f) Further to the foregoing, the Administrator shall, and shall cause its representatives, Affiliates, and Subcontractors to, protect the confidentiality of each Service Recipient's Confidential Information (including the Non-Public Personal Information), by:

(i) complying with Applicable Law and the terms of the Service Recipients' privacy notices attached hereto as Schedule I; provided that (A) the Service Recipients will provide the Administrator advance written notice of any amendments to such privacy notices (an "Amendment Notice"); (B) if the Administrator determines in good faith that it is unable to comply with such amendments as set forth in the Amendment Notice, it shall provide the Service R cipients written notice thereof w thin twen y

(20) Business Days of the Administrator's eceipt of the Amendme t Notice (an "Objection Notice"); (C) in the event the Administrator timely delivers an Objection Notice, the parties shall cooperate in good faith to reach agreement on an amended privacy notice with which the Administrator can comply; (D) if, despite such good faith efforts, the parties cannot reach such agreement, the Administrator shall use commercially reasonable efforts to comply, and to cause its representatives, Affiliates, and Subcontractors to comply, with the amended privacy notice as set forth in the Amendment Notice; and (E) if the Administrator does not timely deliver an Objection Notice, the amended privacy notice will be deemed to be incorporated into Schedule I for purposes of this Section 2.15(f)(i);

(ii) retaining, using, processing and disclosing Non-Public Personal Information to the extent necessary to perform its obligations under this Agreement and as specifically permitted by this Agreement, or as otherwise instructed in writing from time-to-time by the Service Recipient, and not for any other purpose;

(iii) refraining from selling such Non-Public Personal Information or using such Non-Public Personal Information for any other purpose, including for its own commercial purpose or benefit;

(iv) using commercially reasonable efforts to ensure that all Non-Public Personal Information created by the Administrator on behalf of the Service Recipient is not subject to unauthorized alteration or deletion, accidental or unlawful destruction, accidental loss, or alteration while such Non-Public Personal Information is under the control of the Administrator;

(v) subject to Applicable Law and the terms of the Administrator's record retention policies, complying with the provisions of this Agreement and the reasonable instructions of the Service Recipient to return, store or destroy the Non-Public Personal Information;

(vi) complying with all applicable Laws with respect to processing of Non-Public Personal Information and taking any additional steps reasonably requested by the Service Recipient to comply with any notification or other obligations required under such Laws;

(vii) using commercially reasonable efforts to limit access to and possession of Non-Public Personal Information only to those Administrator personnel whose responsibilities under this Agreement reasonably require such access or possession;

(viii) notifying the Service Recipient promptly upon becoming aware of a breach of any of the forgoing clauses in this Section;

(ix) notifying the Service Recipient promptly (and in any event no later than ten (10) days after receipt) of any communication received from a data subject relating to the security of such data subject's Non-Public Personal Information or rights to acc ss, modify, correct or delete his r her Non-

Publ c Personal Information that is outside of the usual course of services, and where the data subject's Non-Public Personal Information relates to this Agreement, comply with all reasonable instructions of Service Recipient before responding to such communications; and

(x) upon the Service Recipient's written request, consulting with Service Recipient regarding training of the Administrator personnel with respect to Non-Public Personal Information.

(g) Notwithstanding anything in this Section 2.15 to the contrary, the Administrator shall be permitted (i) to aggregate and utilize aggregated Non-Public Personal Information for internal purposes such as research and development, analytics, and modeling, and (ii) to utilize De-Identified Non-Public Personal Information for any lawful purpose, in each case solely to the extent permitted under Applicable Law. The Administrator shall use commercially reasonable efforts to De-Identify such aggregated Non-Public Personal Information where feasible. De-Identified data, derivations of aggregated Non-Public Personal Information, and any resulting analysis or other intellectual property derived therefrom, shall be solely owned by the Administrator; provided, however, that if any derivative created from the use of Non-Public Personal Information contains Non-Public Personal Information, Service Recipient retains sole ownership of such Non-Public Personal Information contained in the derivative and the use of the derivative containing Non-Public Personal Information shall be subject to the terms related to the use of Non-Public Personal Information set forth herein. For the avoidance of doubt, aggregated Non-Public Personal Information may not be sold or transferred to any third party.

Section 2.16 Information Safeguards and Security Breaches.

(a) The Administrator shall maintain administrative, technical and physical safeguards that are reasonably designed to (a) ensure the security and confidentiality of Confidential Information of each Service Recipient; (b) protect against any anticipated threats or hazards to the security or integrity of such Confidential Information; (c) protect against unauthorized access to or use of such Confidential Information that could result in substantial harm or inconvenience to the Person that is the subject of such Confidential Information and (d) ensure the proper disposal of such Confidential Information, in each case not less than the standards required by Applicable Law.

(b) In the event of any breach of security or cyber security incident impacting the Administrator that (x) results in the loss or unauthorized access, use or disclosure of Confidential or Non-Public Personal Information, or (y) prevents the Administrator from complying with all of the privacy and security requirements set forth in this Agreement (each, an "Information Security Incident"), the Administrator will, at its sole expense, use commercially reasonable efforts to mitigate, as expeditiously as possible, any harmful effect of such Information Security Incident and cooperate fully with the Service Recipient and Service Recipient Affiliates in any reasonable and lawful efforts to prevent, mitigate, rectify and remediate the effects of the Information Security Incident. In the event of any material Information Security Incident, the Administrator will, at its sole expense: (i) as soon as practicable (and in any event within forty-eight (48) hours) after the Administrator or its Affiliate or Subcontractor learns of an Information Security Incident report such Informati n Securi y

Incident to the Service Rec pient in accordance with applicable notice provisions summarizing i reasonable detail the effect on the Service Recipient and Service Recipient Affiliates, if known, and designating a single point of contact at the Administrator who will be available during local business hours for information and assistance related to the Information Security Incident; (ii) investigate such Information Security Incident, perform a root cause analysis, develop a corrective action plan and take all necessary corrective actions; (iii) provide a written report to the Service Recipient containing all information reasonably necessary for the Service Recipient to determine compliance with all Applicable Laws, including the extent to which notification to affected persons or to government or regulatory authorities is required; (iv) make Administrator's knowledgeable personnel available for interviews; and (v) cooperate with the Service Recipient and Service Recipient Affiliates in providing any filings, communications, notices, press releases or reports related to such Information Security Incident as required by Applicable Law.

(c) Each Service Recipient will consult with the Administrator regarding the content of any of such Service Recipient's filings, communications, notices, press releases or reports related to any Information Security Incident but shall have the ultimate right to approve such content. If the content of any of the Administrator's filings, communications, notices, press releases or reports related to the Information Security Incident identifies such Service Recipient or any of its Affiliates, consent of such Service Recipient shall be obtained prior to publication or communication thereof, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 2.17 Risk Assessments; SOC Reports.

(a) Upon either Service Recipient's written request, but in no event more than once per calendar year for each Service Recipient and commencing in calendar year 2021, the Administrator shall require that any of its Significant Subcontractors that at such time is performing Services that involve the transmission, processing or storage of Non-Public Personal Information to, promptly complete an Information Security Risk Assessment relating to such Subcontractor, as applicable, covering all locations and Services applicable to the Service Recipients (for as long as this Agreement is in effect). The Administrator shall use reasonable best efforts to promptly provide the Service Recipient a copy of any such report. Additionally, if at any time after the date hereof the Administrator stores or processes a material amount of Non-Public Personal Information, the Administrator shall, upon either Service Recipient's written request but in no event more than once per calendar year for each Service Recipient, complete an Information Security Risk Assessment relating to the Administrator or such other method of validating the Administrator's security controls mutually agreed by the Service Recipients and the Administrator. Upon either Service Recipient's written request, the Administrator shall provide detailed information and documentation sufficient for such Service Recipient to evaluate the adequacy and effectiveness of the Administrator's Information Security Risk Assessment process, and the Administrator shall use commercially reasonable efforts to remediate, as promptly as practicable and to the applicable Service Recipient's reasonable satisfaction, any material deficiencies identified as a result of such evaluation.

(b) Promptly upon completion of any Information Security Risk Assessment required under Section 2.17(a), the Administrator (if applicable) shall use c mmercially

reasonabl efforts to remed ate, or cause any applicable Subcont actor to remediate, as promptly as practicable and to the applicable Service Recipient's reasonable satisfaction, any material deficiencies identified as a result of such risk assessment. If at any time the Administrator is performing Services that involve the transmission, processing or storage of Non-Public Personal Information, each Service Recipient's consent, not to be unreasonably withheld, conditioned or delayed, shall be required prior to any change to the Administrator's administrative, technical and physical safeguards intended to protect confidential or proprietary information if such proposed changes could reasonably be expected to adversely affect the controls or standards of protection previously specified or approved through the Information Security Risk Assessment process.

(c) In addition to and not in limitation of the foregoing, for the nine-month period commencing on January 1, 2021 and ending on September 30, 2021, and for the same nine-month period in each calendar year thereafter (each, an "Audit Period"), Administrator shall (i) solicit bids to engage a nationally-recognized third party auditor to conduct a Statement on Standards for Attestation Engagements (SSAE) 18 audit and provide a SOC-1 Type II report with respect to the Services and (ii) provide written notice to the Service Recipients by May 1 of such Audit Period of the Administrator's election to either (A) engage such a third party auditor to conduct such audit and provide such SOC-1 Type II report at the Administrator's sole cost and expense, or (B) decline to engage such a third party auditor to perform such services, provided that in the case of this clause (B) the Administrator will notify the Service Recipients of the cost to engage such third party auditors. In the event the Administrator declines to engage such a third party auditor in accordance with the foregoing clause (B), the Service Recipients shall have the option, in their sole discretion, to (x) pay the costs and expenses, including the fees of such third party auditor and any other reasonable incremental costs or expenses of the Administrator and its Affiliates as mutually agreed by the parties, to perform such audit and provide such SOC-1 Type II report for such Audit Period, or (y) conduct, together with their external auditors, their own audit of the Administrator for such Audit Period in accordance with Section 2.17(e), in connection with which the Service Recipients shall pay the costs and expenses, including the fees of the Service Recipients' external auditors and any other reasonable incremental costs or expenses of the Administrator and its Affiliates as mutually agreed by the parties, to perform such audit.

(d) In the event that either the Administrator, on the one hand, or the Service Recipients, on the other hand, elects to pay the cost and expense of a nationally-recognized third party auditor to conduct an SSAE 18 audit and provide a SOC-1 Type II report for an Audit Period pursuant to Section 2.17(c), then:

(i) As soon as reasonably practicable following the Administrator's receipt of such report, but no later than December 15 following the applicable Audit Period, the Administrator shall provide the Service Recipients with a copy of such report to the extent related to the provision or receipt of the Services, and the Service Recipients may share a copy of such report with their respective external auditors, customers, customer's agents and regulators if requested. In January following such Audit Period, the Administrator shall provide a bridge letter with respect to the SOC-1 Type II report for the period October 1 through December 31 of the immediately prior calendar year.

Th Administrator shall respond to reasonable inquiries egarding the SSAE 18 reports from the Service Recipients and their external auditors as reasonably necessary.

(ii) The Administrator shall notify the Service Recipients as soon as reasonably practicable after any material weakness or significant deficiency is identified in connection with the SOC-1 report conducted pursuant to this Section 2.17(d), and the Administrator shall, at its sole cost and expense, use its commercially reasonable efforts to promptly remediate any such material weakness or significant deficiency. If the Administrator provides a qualified audit report under Section 2.17(d), the Administrator shall provide the Service Recipient as promptly as practicable with evidence that the control deficiencies causing the qualification have been remediated or will be remediated and with such evidence and timing discussed and agreed with the Service Recipients' senior executives.

(iii) In the event that the Service Recipients elect to pay the cost and expense of the third party auditor to perform the audit and provide the SOC-1 Type II report for any Audit Period in accordance with Section 2.17(c), the Administrator shall not share the results of such audit or provide such report to any contractual counterparty of the Administrator without the prior written consent of the Service Recipients, which consent the Service Recipients may withhold or grant in their sole discretion.

(e) In the event neither the Administrator nor the Service Recipients elect to pay the cost and expense to engage a nationally-recognized third party auditor to conduct an SSAE 18 audit and provide a SOC-1 Type II report for an Audit Period pursuant to Section 2.17(c), then the Service Recipients may, and the Administrator shall permit, the Service Recipients and their external auditors to conduct an audit of the Administrator's obligations under this Agreement and the internal control environment of the Administrator for such Audit Period at the sole cost and expense of the Service Recipients, in each case to the extent related to the Administered Business and not to exceed a reasonable and customary audit sampling based on the frequency of the relevant controls in any twelve (12) month period. Such audits shall be conducted by personnel of the Service Recipients or their Affiliates or by their external auditors during normal business hours on no less than fifteen (15) calendar days' prior written notice. The Administrator shall accommodate such audits, including without limitation allowing the Service Recipients and their external auditors access to pertinent books and records and to perform such testing and to otherwise evaluate the internal control environment as the Service Recipients deem necessary to determine if adequate controls exist and to verify the accuracy of the Administrator's GAAP and SAP reporting for such Audit Period, subject to the first proviso contained in Section 2.7(c). The Administrator shall respond to reasonable inquiries regarding such testing and auditing from the Service Recipients and their external auditors as reasonably necessary, subject to the first proviso in Section 2.7(c).

(f) The Administrator will use commercially reasonable efforts to cause its Significant Subcontractors to provide annual SOC-1 reports prepared by an independent accounting firm, and the Administrator will use commercially reasonable efforts to enforce any rights the Administrator has to receive any such SOC-1 reports from its Subcontractors. The Administrator shall provide to the Service Recipients a copy of any such SOC reports it receives from its Subcontractors. The Administrator shall provide to each Service Recipient such other publicly-available financial information concerning the Administrator and its Subcontractors as

may be r as nably requested by such Service Recipient. Fu the , commencing on the Effective Date and for as long as this Agreement is in effect, within thirty (30) days after the end of each calendar quarter, the Administrator shall deliver to each Service Recipient a completed quarterly management representation letter to the Service Recipient's Chief Accounting Officer, in the form attached as Schedule H hereto, on accounting, reporting, internal controls and disclosure issues in support of the management representation letter to be issued by such Service Recipient to its independent accountants.

(g) In addition to the Service Recipients' audit rights under Section 2.17(c), the Administrator shall provide to each Service Recipient (i) access to the Administrator's Model Audit Rule control documentation with respect to the Administered Business, and access to the books, records and employees of the Administrator for purposes of independently performing tests of the Administrator's documentation and controls over financial reporting with respect to the Administered Business, as reasonably requested by the Service Recipients from time to time, but in no event more than annually, and subject to compliance with Applicable Law, provided that such access shall not unreasonably interfere with the conduct of the business of the Administrator; and (ii) prompt notice of any significant deficiencies or material weaknesses in internal controls over financial reporting identified in connection with such internal control testing related to the Administered Business. The Administrator will use commercially reasonable efforts to remedy, as promptly as reasonably practicable, significant deficiencies or material weaknesses in internal controls over financial reporting identified in connection with such internal control testing related to the Administered Business.

Section 2.18 Disaster Recovery. The Administrator will maintain (i) a written disaster recovery plan in a form reasonably acceptable to the Services Recipients, as the same may be modified from time to time on or after the Effective Date to the extent the Administrator reasonably determines that such modifications are necessary in order to comply with Applicable Law (the "Disaster Recovery Plan"), which Disaster Recovery Plan will be designed to maintain the Service Recipients' access to Services and prevent the unintended loss or destruction of Service Recipient data; and (ii) a written business continuity plan (the "BCP") in a form reasonably acceptable to the Service Recipients, as the same may be modified from time to time on or after the Effective Date to the extent the Administrator reasonably determines that such modifications are necessary in order to comply with Applicable Law, that permits the Administrator to recover from a disaster and continue providing services to customers, including the Service Recipients, within the recovery time objectives set forth in the BCP, or other recovery time objectives as mutually agreed to by the parties. Upon a Service Recipient's reasonable request, the Administrator will provide such Service Recipient with copies of (i) the Disaster Recovery Plan and BCP; (ii) the disaster recovery test plan; and (iii) evidence of disaster recovery testing. If the Administrator invokes its Disaster Recovery Plan or BCP upon the occurrence of an event that has a reasonable likelihood of materially affecting the provision of Services or normal operation of the Administrator, the Administrator will as promptly as practicable (and in any event within 48 hours after the Administrator learns of such event) report such event to the Service Recipients by sending an email to VendorRiskMgmt@voya.com for disasters and Disaster.Recovery.Services@voya.com for business continuity events, summarizing in reasonable detail the effect on the Service Recipients or their Affiliates, if known, and designating a single point of contact at the Administrator who will be available to the Service Recipients for information and assistance related to the event. Upon reasonable

notice during normal business hours, at a Service Recipien 's request no more than once in any calendar year, the Administrator will participate in Service Recipient contingency testing. If a Service Recipient reasonably identifies any material deficiencies associated with the Disaster Recovery Plan or the BCP, the Administrator will respond within thirty (30) days on steps that will be taken to mitigate recovery deficiencies within a reasonable time frame acceptable to such Service Recipient. To the extent that it does not cause the Administrator to be unable to reasonably perform the Services, the Administrator will continue to provide Services if a Service Recipient relocates its operations to an interim or substitute facility or otherwise implements any of its internal disaster recovery plans.

Section 2.19 Coordinator. As of the Effective Date, each party shall appoint and provide written notice to the other party pursuant to Section 11.1, of the name, title and contact information for an individual who shall be a current officer or employee of such party or an Affiliate thereof and shall serve as such party's primary contact with respect to issues that may arise out of the scope or performance of this Agreement (each, a "Coordinator"). The parties may replace their respective Coordinator by giving notice pursuant to Section 11.1 to the other party stating the name, title and contact information for the new Coordinator. Each Coordinator will have primary responsibility on behalf of its respective party, to communicate and coordinate with the other Coordinator with respect to this Agreement. The Coordinators shall meet, either in person or telephonically, from time to time as necessary or appropriate to discuss open issues related to this Agreement and performance hereunder.

ARTICLE III

INDEMNIFICATION

Section 3.1 Administrator Indemnification. From and after the Effective Date, the Administrator shall indemnify, defend, and hold harmless:

(a) each Service Recipient and its Affiliates, controlling Persons, officers, designees, directors, employees, agents, representatives and assigns (each, a "Service Recipient Indemnified Party" and collectively, with each other Service Recipient Indemnified Party, the "Service Recipient Indemnified Parties") from and against all Losses to the extent directly or indirectly resulting from or arising out of (i) any breach or nonfulfillment by the Administrator of, or any failure by the Administrator to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement, (ii) any violations of Applicable Law by the Administrator or its Affiliates in connection with this Agreement, (iii) any gross negligence, willful misconduct, fraud, theft or embezzlement by directors, officers, employees, agents, Subcontractors, successors or assigns, or agents of the Administrator during the term of this Agreement in connection with the Services or (iv) any enforcement of the foregoing indemnity; and

(b) to the extent not covered under Section 3.1(a) and without limiting the Service Recipients' and their Affiliates' rights under Section 3.1(a), each Service Recipient and their respective Affiliates from and against any Direct Economic Losses to the extent arising out of any Information Security Incident to the extent the actions resulting in such breaches were not the result of the written or express direction or request of a Service Recipient; provided that the

Administrat r shall in no event be required to hold ha mle s and indemnify the Service Recipients or their Affiliates for Direct Economic Losses related to the Serviced Business under this Section 3.1(b) in an amount greater than the greater of (1) the aggregate Serviced Business Fee received by the Administrator through the date of the Information Security Incident), and (2) $5 million;

provided, in each case, that the Administrator shall have no obligation to indemnify pursuant to this Section to the extent such Loss resulted from (x) a breach by a Service Recipient of its covenants and agreements contained in this Agreement or (y) the failure, either intentional or unintentional, of a Service Recipient or any of its Affiliates or Representatives to properly perform the services or take the actions required by the Transition Services Agreement.

Section 3.2 Service Recipient Indemnification. From and after the Effective Date, each Service Recipient shall, severally and not jointly, indemnify, defend and hold harmless:

(a) the Administrator and its Affiliates, controlling Persons, officers, designees, directors, employees, agents, Representatives and assigns (each an "Administrator Indemnified Party" and collectively, with each other Administrator Indemnified Party, the "Administrator Indemnified Parties") from and against all Losses to the extent directly or indirectly resulting from or arising out of (i) any breach or nonfulfillment by the applicable Service Recipient of, or any failure by such Service Recipient to perform, any of the covenants, terms or conditions of or any of its duties or obligations under this Agreement, (ii) willful misconduct, fraud, theft or embezzlement by directors, officers, employees, agents, successors or assigns of any Service Recipient during the term of this Agreement, (iii) any violations of Applicable Law by any Service Recipient in connection with this Agreement or (iv) any enforcement of the foregoing indemnity; and

(b) to the extent not covered under Section 3.2(a) and without limiting the Administrator's and its Affiliates' rights under Section 3.2(a), the Administrator and its Affiliates from and against any Direct Economic Losses solely to the extent arising out of any Information Security Incident that directly results from the written or express instructions of a Service Recipient, and only to the extent that such instructions are the direct and proximate cause of such Information Security Incident;

provided, in each case, that any Service Recipient shall have no obligation to indemnify pursuant to this Section to the extent such Loss resulted from a breach by the Administrator of its covenants and agreements contained in this Agreement.

Section 3.3 Procedures for Third Party Claims.

(a) If any Person entitled to indemnification under Section 3.1 or Section 3.2 (the "Indemnitee") receives notice of assertion or commencement of any Third Party Claim against such Indemnitee in respect of which an Indemnitor may be obligated to provide indemnification under this Agreement, the Indemnitee shall give such Indemnitor reasonably prompt written notice (but in no event later than thirty (30) days after becoming aware) thereof (a "Claim Notice") and such Claim Notice shall include a reasonable description of the claim and any documents relating to the claim and an estimate of the Loss to the extent known and shall

reference the specific sections of this Agreement that form he ba is of such claim; provided that no delay on the part of the Indemnitee in notifying any Indemnitor shall relieve the Indemnitor from any obligation or otherwise affect the rights of any Indemnitee hereunder unless (and then solely to the extent) the Indemnitor is actually prejudiced by such delay. Thereafter, the Indemnitee shall deliver to the Indemnitor, within five (5) Business Days after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(b) The Indemnitor shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses by giving written notice to the Indemnitee within thirty (30) days after its receipt of the Claim Notice with respect to such Third Party Claim, to assume the defense thereof with counsel selected by the Indemnitor and reasonably acceptable to the Indemnitee and at the Indemnitor's expense. Should the Indemnitor so elect to assume the defense of a Third Party Claim, the Indemnitor shall not as long as it conducts such defense be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that, if the Indemnitee concludes based on the advice of outside counsel that a conflict in interest between the Indemnitor and the Indemnitee exists with respect to such Third Party Claim, including a situation in which there are one or more legal defenses available to the Indemnitee that are different from, or additional to, those available to the Indemnitor, the Indemnitor shall be liable for the reasonable out-of-pocket legal expenses of one counsel that are incurred by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense in accordance with this Section 3.3(b), the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor shall control such defense. The Indemnitor shall be liable for the reasonable fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof (other than during any period in which the Indemnitee shall have not yet given notice of the Third Party Claim as provided above). If the Indemnitor chooses to defend any Third Party Claim, the parties hereto shall cooperate in the defense thereof. Such cooperation shall include the retention and (upon the Indemnitor's request) the provision to the Indemnitor of records and information that are relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnitor shall have assumed the defense of a Third Party Claim, the Indemnitee shall not admit any liability with respect to, or pay, settle, compromise or discharge, such Third Party Claim without the Indemnitor's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If the Indemnitor has assumed the defense of a Third Party Claim, the Indemnitor may only pay, settle, compromise or discharge a Third Party Claim with the Indemnitee's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that the Indemnitor may pay, settle, compromise or discharge such a Third Party Claim without the written consent of the Indemnitee if such settlement (A) includes a complete and unconditional release of the Indemnitee from all liability in respect of such Third Party Claim, (B) does not subject the Indemnitee to any injunctive relief or other equitable remedy, and (C) does not include a statement or admission of fault, culpability or failure to act by or on behalf of the Indemnitee. Notwithstanding anything to the contrary in this Section 3.3, the Indemnitee (and not the Indemnitor) shall have the exclusive right to assume the defense and control of any Third Party Claim, if (I) the Indemnitee in good faith determines that

the nature f the Third Par y Claim is such that it would ea onably be expected to invo ve criminal liability being imposed on the Indemnitee or its Affiliates or (II) such Third Party Claim seeks an injunction or other equitable relief against the Indemnitee that the Indemnitee reasonably determines, after consultation with its outside counsel, cannot be separated from any related claim for money damages; provided that if such Third Party Claim seeks an injunction or equitable relief against the Indemnitee that can be separated from a related claim for money damages, the Indemnitor may only be entitled to assume control of the defense of such Third Party Claim for money damages.

Section 3.4 Procedures for Direct Claims. The Indemnitor will have a period of thirty (30) days within which to respond in writing to any claim by an Indemnitee on account of a Loss that does not result from a Third Party Claim. If the Indemnitor does not so respond within such 30 day period, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be entitled to pursue such remedies as may be available to the Indemnitee.

Section 3.5 Efforts; No Duplication.

(a) Each Indemnitee shall use commercially reasonable efforts to mitigate all Losses for which indemnification may be sought hereunder, including by using commercially reasonable efforts to collect the maximum amount recoverable with respect thereto under any insurance or reinsurance coverage or other applicable sources of recovery. The amount of any Losses sustained by an Indemnitee and owed by an Indemnitor shall be reduced by any amount to which such Indemnitee collects with respect thereto under any insurance or reinsurance coverage, or from any other party alleged to be responsible therefor (less the out-of-pocket amount of the expenses reasonably incurred by the Indemnitee in procuring such recovery, including the present value of any reasonably determined prospective increase in insurance premiums).

(b) To the extent that an Indemnitee has received payment in respect of a Loss pursuant to the provisions of any other Transaction Agreement, such Indemnitee shall not be entitled to indemnification for such Loss under this Agreement to the extent of such payment.

ARTICLE IV

REGULATORY ACTIONS AND LEGAL ACTIONS

Section 4.1 Regulatory Actions.

(a) If the Administrator or either Service Recipient receives notice of, or otherwise becomes aware of, any Regulatory Action, such party shall promptly notify the other party thereof. The term "Regulatory Action" shall mean any examination or Action initiated by a Governmental Entity related to the Administered Business that does not relate primarily to any Excluded Liability (as defined in the Reinsurance Agreements, as applicable).

(b) The Administrator shall initially respond to and resolve all Regulatory Actions relating to the Administered Business (subject to the last sentence of this Section 4.1(b)) and keep the Service Recipients fully informed of the progress of any Regulatory Actions on a timely basis. Except as set forth in Section 4.1(c) and (d), the Administrator shall supervise and

control the defense and/or se tlement of all Regulatory Ac ions at its own cost and expense and in the name of each Service Recipient when necessary; provided that all such costs and expenses incurred in connection with Regulatory Actions relating solely to the Serviced Business shall be borne by the applicable Service Recipient. The Administrator shall provide to the Service Recipient for review and comment a copy of any proposed response to a Governmental Entity, shall take into account any recommendations of such Service Recipient that are provided to the Administrator with respect to such matters, and shall not unreasonably reject such recommendations.

(c) The applicable Service Recipient shall have the right, at its sole expense, to engage its own separate legal representation and to participate fully in, but not control, any such defense, settlement, or compromise controlled by the Administrator. The Administrator and the applicable Service Recipient will use commercially reasonable efforts to cooperate with each other with respect to the administration of any such Regulatory Actions.

(d) The Administrator will not settle or compromise any such Regulatory Action without the applicable Service Recipient's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by such Service Recipient or any of its Affiliates, (ii) the Administrator pays all settlement amounts with respect thereto and no culpability is found on the part of, and a full and complete release is provided to, the applicable Service Recipient and its Affiliates, and (iii) the terms of the proposed settlement of the Regulatory Action do not impose injunctive or any other equitable relief or result in any restriction or condition which could reasonably be expected to have a material adverse effect or interfere with any business of the applicable Service Recipient in any material respect. Each Service Recipient, upon written notice to the Administrator, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Regulatory Action that (A) if successful, could reasonably be expected to materially interfere with the business, financial condition or reputation of the Service Recipient or its Affiliates, (B) relates to any Premium Taxes or Tax Returns filed in connection with Premium Taxes, or (C) relates primarily to the Serviced Business; provided that such Service Recipient shall be solely responsible for all costs and expenses related thereto. The Administrator shall have the right, at its sole expense, to engage its own separate legal representation and to participate fully in, but not control, any such defense, settlement, or compromise assumed by a Service Recipient. Additionally, such Service Recipient shall provide to the Administrator for review and comment a copy of any proposed response to a Governmental Entity, shall take into account any recommendations of the Administrator that are provided to such Service Recipient with respect to such matters and shall not unreasonably reject such recommendations, and shall not settle or compromise any such Regulatory Action without the Administrator's prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (ii) such Service Recipient pays all settlement amounts with respect thereto and no culpability is found on the part of, and a full and complete release is provided to, the Administrator and its Affiliates, and (iii) the terms of the proposed settlement of the Regulatory Action do not impose injunctive or any other equitable relief or result in any restriction or condition which could reasonably be expected to have a

material adverse effect or in erfere with any business of the Administrator o i s Affiliates in any material respect.

(e) At the Service Recipients' request, the Administrator shall provide the Service Recipients with a report of any pending Regulatory Actions covered under this Section 4.1, summarizing the nature of any such pending Regulatory Actions, the alleged actions or omissions, if any, giving rise to such Regulatory Actions and copies of any files or other documents that the Service Recipients may reasonably request in connection with its review of such matters, other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege.

Section 4.2 Defense of Legal Actions.

(a) The Administrator will as promptly as reasonably practicable, and in no event later than ten (10) Business Days after the Administrator's receipt of written notice thereof, notify each Service Recipient of any litigation, arbitration or other Actions (other than a Regulatory Action or Excluded Liability Action) relating to the Administered Business of each Service Recipient (each, a "Legal Action").

(b) Except as set forth in this Section 4.2, the Administrator will supervise and control the defense and/or settlement of all Legal Actions at its own cost and expense and in the name of the applicable Service Recipient when necessary and will keep the applicable Service Recipient fully informed of the progress of all Legal Actions on a timely basis; provided that all such costs and expenses incurred in connection with Legal Actions relating solely to the Serviced Business shall be borne by the applicable Service Recipient; and provided, further, that the Administrator shall provide to the applicable Service Recipient for review and comment a copy of any proposed response and shall take into account any recommendations of such Service Recipient that are provided to the Administrator with respect to such matters and shall not unreasonably reject such recommendations.

(c) Each Service Recipient will have the right to engage its own separate legal representation, at such Service Recipient's sole cost and expense (provided if the Legal Action involves conflicts of interest for the Administrator and such Service Recipient (in the reasonable opinion of counsel to the Service Recipient) that would make representation by the same counsel inappropriate, the Administrator will bear such reasonable, documented, out-of-pocket expenses of Service Recipient), and to participate fully in, but not control, the defense of any Legal Action relating to the Administered Business with respect to which such Service Recipient is a named party to the extent that such Legal Action, if successful, could (in such Service Recipient's reasonable opinion) materially interfere with the business, assets, liabilities, obligations, financial condition, results of operations or reputation of such Service Recipient, or that otherwise relates primarily to the Serviced Business. The Administrator and the applicable Service Recipient will use commercially reasonable efforts to cooperate with each other with respect to the administration of any such Legal Actions

(d) The Administrator shall not settle or compromise any Legal Action without the applicable Service Recipient's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any

violation of Applicable Law or any violation of the rights of any Person by such Service Recipient, (ii) no culpability is found on the part of, and the Administrator obtains a complete release for, such Service Recipient and its Affiliates that are parties to such Legal Action, (iii) the sole relief provided is monetary damages that are paid in full by the Administrator, (iv) the settlement does not encumber any of the assets of such Service Recipient or its Affiliates or contain any restriction or condition that would apply to or adversely affect such Service Recipient or its Affiliates or the conduct of the business by such Service Recipient and its Affiliates, and (v) the Legal Action is neither certified nor seeks certification as a class action.

(e) The Administrator shall keep the applicable Service Recipient fully informed of the progress of all pending Legal Actions and at such Service Recipient's request, provide to such Service Recipient a report summarizing the nature of any pending Legal Action, the alleged actions or omissions, if any, giving rise to such Legal Action and copies of any files or other documents that such Service Recipient may reasonably request in connection with its review of such matters, in each case other than such files, documents and other information as would, in the judgment of counsel to the Administrator, lead to the loss or waiver of legal privilege.

(f) Each Service Recipient, upon written notice to the Administrator, shall have the right at any time to assume sole and exclusive control over the response, defense, settlement or other resolution of any Legal Action that (a) if successful, could reasonably be expected to materially interfere with the business, financial condition or reputation of such Service Recipient or its Affiliates, (b) relates to any Premium Taxes or Tax Returns filed in connection with Premium Taxes, (c) seeks an order, injunction or other equitable relief against the applicable Service Recipient or its Affiliates, or (d) relates primarily to the Serviced Business; provided that such Service Recipient shall be solely responsible for all costs and expenses related to any such supervision or control thereto (provided that if the Legal Action involves conflicts of interest for the Administrator and such Service Recipient (in the reasonable opinion of counsel to the Service Recipient) that would make representation by the same counsel inappropriate, the Administrator will bear such reasonable, documented, out-of-pocket expenses of Service Recipient); provided, further, that the applicable Service Recipient will not settle or compromise any Legal Action without the Administrator's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Administrator, (ii) no culpability is found on the part of, and the applicable Service Recipient obtains a complete release for, the Administrator and its Affiliates that are parties to such Legal Action, (iii) the sole relief provided is monetary damages that are paid in full by the applicable Service Recipient, (iv) the settlement does not encumber any of the assets of the Administrator or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Administrator or its Affiliates or the conduct of business by such the Administrator and its Affiliates, and (v) the Legal Action is neither certified nor seeks certification as a class action.

(g) Additionally, in the event of any dispute arising under any Shared Reinsurance Agreement in connection with insurance policies or annuity contracts other than the Covered Insurance Policies, the applicable Service Recipient shall, in its sole discretion, have the right to assume control over such dispute and to pursue any amounts due from the Administrator under the Shared Reinsurance Agreement; provided that the applicable Service Recipient will not

settle or compromise any such d spute without the Administrator's prior w i ten consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Administrator, (ii) no culpability is found on the part of, and the applicable Service Recipient obtains a complete release for, the Administrator and its Affiliates that are parties to such dispute, (iii) the sole relief provided is monetary damages that are paid in full by the applicable Service Recipient, (iv) the settlement does not encumber any of the assets of the Administrator or its Affiliates or contain any restriction or condition that would apply to or adversely affect the Administrator or its Affiliates or the conduct of business by such the Administrator and its Affiliates, and (v) the dispute is neither certified nor seeks certification as a class action.

Section 4.3 Excluded Liability.

(a) If the Administrator or either Service Recipient receives notice of, or otherwise becomes aware of, any Excluded Liability Action, such party will promptly notify the other party thereof. "Excluded Liability Action" means any examination or Action whether initiated by a Governmental Entity or any other Person that is related primarily to Excluded Liabilities.

(b) The applicable Service Recipient will respond to and resolve all Excluded Liability Actions relating to the Administered Business and keep the Administrator fully informed of the progress of any Excluded Liability Actions on a timely basis. Except as set forth in Section 4.3(c), the applicable Service Recipient will supervise and control the defense and/or settlement of all Excluded Liability Actions at its own cost and expense.

(c) A Service Recipient will not settle or compromise any such Excluded Liability Action without the Administrator's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (i) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person by the Administrator or any of its Affiliates, (ii) such Service Recipient pays all settlement amounts with respect thereto and no culpability is found on the part of, and a full and complete release is provided to, the Administrator and its Affiliates, and (iii) the terms of the proposed settlement of the Excluded Liability Action do not impose injunctive or any other equitable relief or result in any restriction or condition which could reasonably be expected to have a material adverse effect or interfere with any business of the Administrator or its Affiliates in any material respect.

ARTICLE V

NOTIFICATION TO POLICYHOLDERS

Section 5.1 Notification to Policyholders. The Administrator will at its cost and expense provide appropriate notice to all policyholders and other Persons or counterparties to the extent required by Applicable Law or contract or as otherwise agreed by the Administrator and the applicable Service Recipient advising that the Administrator has been appointed by the applicable Service Recipient to provide the Services. The Administrator shall provide such notice at a time and in a matter reasonably acceptable to the applicable Service Recipient and in all events in accordance with Applicable Law.

ARTICLE VI

COOPERATION

Section 6.1 Cooperation. The parties hereto shall cooperate to the extent reasonably possible with each other and shall execute and provide such additional documentation as may become necessary or appropriate to enable each other to fully carry out their respective responsibilities under this Agreement and to effectuate the intention of the parties under the Reinsurance Agreements and this Agreement.

ARTICLE VII

DURATION; TERMINATION

Section 7.1 Duration. This Agreement shall commence at the Effective Date and continue with respect to each Covered Insurance Policy and Serviced Business Insurance Policy until no further Services in respect of such Covered Insurance Policy or Serviced Business Insurance Policy are required, unless this Agreement is earlier terminated under Section 7.2.

Section 7.2 Termination.

(a) This Agreement may be terminated upon mutual agreement of the parties.

(b) Either or both Service Recipients may terminate this Agreement immediately upon written notice to the Administrator upon the occurrence of any of the following events:

(i) a Recapture Event has occurred under the RLI-SLD Reinsurance Agreement, the VRIAC-SLD Reinsurance Agreement or the RLI-Resolution Colorado Reinsurance Agreement;

(ii) either (A) the Administrator has exhibited a Pattern of Deficient Performance that, following thirty (30) Business Days' written notice thereof to the Administrator by the Service Recipients, if such Pattern of Deficient Performance is capable of being cured, has not been cured, or (B) a material breach by the Administrator or its Subcontractors of the terms of this Agreement that has had, or would be reasonably expected to have, a material adverse effect on the business, assets, liabilities, obligations, financial condition, results of operations or reputation of a Service Recipient and any of its Affiliates, that has not been cured following thirty (30) Business Days' written notice thereof to the Administrator by the Service Recipient; or

(iii) termination or recapture of the RLI-SLD Reinsurance Agreement, VRIAC-SLD Reinsurance Agreement or RLI-Resolution Colorado Reinsurance Agreement.

(c) Either Serv ce Recipient may terminate the Administ a or's performance of Services in respect of the Serviced Business at any times upon sixty (60) days advance written notice (a "Voluntary Serviced Business Termination").

(d) In the event of termination of this Agreement (other than any Voluntary Serviced Business Termination) where there is no corresponding termination of the Reinsurance Agreements, the Service Recipients will select a third party administrator that is reasonably acceptable to the Administrator (including the Closing Date TPA to the extent the Closing Date TPA is in compliance with all of the terms of its applicable agreements with respect to the Serviced Business) to perform the Services with respect to the Reinsured Business. The Administrator shall pay all reasonable fees and charges imposed by the selected administrator and bear all reasonable transition costs associated with the transition of the performance of Services to the new administrator in connection with the Reinsured Business.

(e) In the event of termination of this Agreement, the Administrator shall cooperate fully in the transfer of the Services and the Administration Books and Records related to the Administered Business to the third party administrator selected pursuant to Section 7.2(d) of this Agreement or to the applicable Service Recipient (including cooperation with respect to the transition to such third party administrator's or Service Recipient's platforms and systems) so that such entity can perform the services contemplated by this Agreement.

(f) Subject to Section 7.2(d), following termination of this Agreement for any reason (other than any Voluntary Serviced Business Termination), at either Service Recipient's option and subject to the payment by the applicable Service Recipient to the Administrator of fees in an amount reasonably agreed by the parties, the Administrator shall continue to perform the Services in accordance with the terms of this Agreement for a transition period of up to twelve (12) months from the date of such termination.

ARTICLE VIII

INABILITY TO PERFORM SERVICES; ERRORS

Section 8.1 Inability to Perform Services. In the event that the Administrator is unable to perform, or cause to be performed, all or a portion of the Services for any reason for a period that could reasonably be expected to exceed ten (10) Business Days or such shorter period as may be required by Applicable Law, the Administrator shall as promptly as reasonably practicable provide notice to the Service Recipients and Resolution Colorado of its inability to perform the applicable Services and the parties hereto will cooperate in good faith to determine how to provide or otherwise obtain an alternative means of providing such Services. The Administrator shall be responsible for all fees, costs and expenses incurred in order to obtain such alternative means of providing the applicable Services and in order to restore such Services.

Section 8.2 Errors. The Administrator shall, at its own expense, correct any errors in the Services caused by it as promptly as reasonably practicable following notice of such errors from the Service Recipients or any other Person or upon discovery thereof by the Administrator.

ARTICLE IX

INSURANCE COVERAGE

Section 9.1 Insurance Coverage. Without limiting the Administrator's undertaking to indemnify and hold the Service Recipients harmless as set forth herein, during the term of this Agreement, the Administrator shall obtain and maintain cyber, errors and omissions and fidelity bond insurance with limits of at least ten million dollars ($10 million) from an insurer or insurers chosen by the Administrator in compliance with the Service Standard. The Administrator has delivered to the Service Recipients evidence of the existence of these policies upon request of the Service Recipients. The Administrator will give the Service Recipients at least thirty (30) days' written notice prior to cancellation of or any material change in such policy.

Section 9.2 Insurance Claims. In the event that a Service Recipient or its Affiliate is the contractholder of an insurance policy that is applicable to the Reinsured Business or the Serviced Business, upon request by the Administrator, the applicable Service Recipient will submit any applicable insurance claims for the maximum coverage available and will reasonably cooperate with such claims for any Actions relating to the Reinsured Business.

ARTICLE X

TRADEMARKS

Section 10.1 Trademarks. The Administrator hereby acknowledges that each Service Recipient has adopted and is using the names and marks listed on Schedule G hereto in connection with the Administered Business (collectively, the "Licensed Names and Marks"). The Service Recipients and the Administrator agree as follows:

(a) Each Service Recipient, on behalf of itself and its Affiliates, hereby grants to the Administrator and the Administrator hereby accepts a limited, non-exclusive, non-transferable (except to Subcontractors as permitted below), royalty-free license to use the Licensed Names and Marks in connection with the Services, subject to the terms and conditions set forth in this Agreement. The Administrator is granted no rights to use the Licensed Names and Marks, other than those rights specifically described and expressly licensed in this Agreement and no right is granted hereunder for the use of the Licensed Names and Marks in connection with any services other than the Services. None of the rights licensed to the Administrator under this Section 10.1 may be assigned, sublicensed or otherwise transferred by the Administrator (other than to Subcontractors), nor shall such rights inure to the benefit of any trustee in bankruptcy, receiver or successor of the Administrator, whether by operation of law or otherwise, without the prior written consent of the applicable Service Recipient, and any assignment, sublicense or other transfer without such consent shall be null and void.

(b) The Administrator agrees that it will use the Licensed Names and Marks in a manner that is consistent with the manner in which the applicable Service Recipient used them prior to the date hereof and, otherwise, only in accordance with the performance and usage standards established by such Service Recipient and communicated to the Administrator in writing (including graphic standards as prescribed by such Service Recipient). The Administrator

shall have no right to use the L censed Names and Marks in connection wi h advertisements, brochures, audio or visual presentations, or any other materials used in the sale or advertising of the Administrator's services.

(c) The Administrator agrees not to use the Licensed Names and Marks in partial form without the prior written consent of the applicable Service Recipient, which such Service Recipient may withhold at its sole discretion. The Administrator agrees not to adopt or use any trademarks, service mark, logo or design confusingly similar to the Licensed Names and Marks. It is understood that the applicable Service Recipient retains the right, in its sole discretion, to modify the Licensed Names and Marks, upon reasonable prior notice to the Administrator, subject to a reasonable period to enable the Administrator to transition to the use of the modified Licensed Names and Marks.

(d) The Administrator acknowledges that all rights in the Licensed Names and Marks and the goodwill attached thereto belong exclusively to the applicable Service Recipient. All uses of the Licensed Names and Marks by the Administrator shall inure solely to the benefit of the applicable Service Recipient and any registration of the Licensed Names and Marks shall be registered by such Service Recipient in its name, it being understood that the present license shall not in any way affect the ownership by such Service Recipient of the Licensed Names and Marks, each of which shall continue to be the exclusive property of such Service Recipient. At its option, the applicable Service Recipient may, in its own name and at its own expense, maintain appropriate trademark and service mark protection for the Licensed Names and Marks. The Administrator shall not at any time during the term of this Agreement or at any time thereafter do or cause to be done any act contesting the validity of the Licensed Names and Marks, contesting or in any way impairing or tending to impair the applicable Service Recipient's entire right, title and interest in the Licensed Names and Marks and the registrations thereof or adversely affecting the value of the Licensed Names and Marks. The Administrator shall not represent that it has any right, title or interest in the reputation and good will of the applicable Service Recipient. The Administrator shall not represent that it has any right, title or interest in the Licensed Names and Marks other than the rights expressly granted by this Agreement.

(e) The right to institute and prosecute actions for infringement of the Licensed Names and Marks is reserved exclusively to the applicable Service Recipient, and such Service Recipient shall have the right to join the Administrator in any such actions as a formal party. Any such action shall be conducted at such Service Recipient's expense. The Administrator shall provide prompt written notice to the applicable Service Recipient of any infringement or unauthorized use of the Licensed Names and Marks of which it is aware, and agrees to assist such Service Recipient at such Service Recipient's expense in any such action brought by such Service Recipient. It is understood, however, that the applicable Service Recipient is not obligated to institute and prosecute any such actions in any case in which it, in its sole judgment, may consider it inadvisable to do so.

(f) The agreements and covenants contained in this Section 10.1 shall continue in effect until such time as this Agreement is terminated pursuant to Article VII or such longer period that the Administrator continues to perform the Services pursuant to Section 7.2(f). As promptly after termination of this Agreement (or such longer period that the Administrator

continues to perform the Services pursuant to Section 7.2(f)) as is reasonably practicable, the Administrator shall discontinue all use of the Licensed Names and Marks. Upon termination, all of the Administrator's rights to the Licensed Names and Marks shall revert to and continue to reside with and be owned exclusively by the applicable Service Recipient.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally by overnight courier (providing proof of delivery) or by email (provided that the email is promptly confirmed), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to RLI:

ReliaStar Life Insurance Company
20 Washington Avenue, South,
Minneapolis, Minnesota 55401
Attention: Carlo Bertucci
Email: Carlo.Bertucci@voya.com

With a concurrent copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP
700 Sixth Avenue NW
Suite 700
Washington, DC 20001
Attention: Ling Ling
Email: lingling@eversheds-sutherland.com

if to VRIAC:

Voya Retirement Insurance and Annuity Company
One Orange Way
Windsor, CT 06095
Attention: Carlo Bertucci
Email: Carlo.Bertucci@voya.com

if to the Administrator:

Security Life of Denver Insurance Company
1475 Dunwoody Drive
West Chester, PA 19380
Attention: William Bainbridge
Email: William.Bainbridge@voya.com

With a concurrent copy (which shall no constitute notice) to:

5770 Powers Ferry Road NW
Atlanta, GA 30327
Attention: Karen Cooper
Email: Karen.Cooper@voya.com

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Nicholas F. Potter
Alexander R. Cochran
Email: nfpotter@debevoise.com
arcochran@debevoise.com

if to Resolution Colorado:

Resolution Life Colorado Inc.
1475 Dunwoody Drive
West Chester, PA 19380
Attention: William Bainbridge
Email: William.Bainbridge@voya.com

With a concurrent copy (which shall not constitute notice) to:

5770 Powers Ferry Road NW
Atlanta, GA 30327
Attention: Karen Cooper
Email: Karen.Cooper@voya.com

and

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Nicholas F. Potter
Alexander R. Cochran
Email: nfpotter@debevoise.com
arcochran@debevoise.com

Notice given by personal delivery, overnight courier or email (with confirmed receipt) shall be effective upon actual receipt.

Section 11.2 OFAC Compliance. The Administrator shall not process any premium payment or pay any claim with respect to he Administered Business if such actions are prohibited under any Applicable Law, including regulations promulgated by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 11.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part (including by division, insurance business transfer or by operation of law), by either party without the prior written consent of the other party, and any such assignment that is not consented to shall be null and void; provided, however, that the Administrator may subcontract its rights and obligations to perform Services under this Agreement in accordance with Section 2.5. Subject to the foregoing, the rights and obligations of the parties under this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective designees, Subcontractors, transferees, successors and permitted assigns.

Section 11.4 Governing Law. This Agreement and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 11.5 Independent Contractors. Each party hereto shall be deemed an independent contractor of the other for all purposes hereunder. This Agreement shall not be construed to create the relationship of employer or employee between either party hereto, and shall not create any right or legal relation (including that of joint venture or partnership) between either party hereto and any other Person.

Section 11.6 Entire Agreement. This Agreement (including all exhibits and schedules hereto), the Master Transaction Agreement and the Reinsurance Agreements constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement and the other Transaction Agreements.

Section 11.7 Waivers and Amendments. This Agreement may be amended or a provision hereof waived only by a written instrument signed by each of the parties hereto in the case of an amendment, or in the case of a waiver, by the party hereto entitled to make such a waiver. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 11.8 No Third Party Beneficiaries. Other than the rights granted to the Administrator Indemnified Parties and the Service Recipient Indemnified Parties under Article III, this Agreement is not intended to confer upon any Person other than the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns any rights or remedies.

Section 11.9 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under

Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respec under any Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.10 Survival. Upon termination of this Agreement for any reason whatsoever, this Section 11.10, Article III, and Sections 2.5, 2.7, 2.15. 11.1, 11.4, 11.7, 11.8, and 11.11 shall survive such termination.

Section 11.11 Jurisdiction; Enforcement.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any court of the United States or any state court, which in either case is located in the City of New York (each, a "New York Court") for purposes of enforcing this Agreement or determining any claim arising from or related to the transactions contemplated by this Agreement. In any such action, suit or other proceeding, each of the parties hereto irrevocably and unconditionally waives and agrees not to assert by way of motion, as a defense or otherwise any claim that it is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is not subject to the jurisdiction of any such New York Court, that such action, suit or other proceeding is brought in an inconvenient forum or that the venue of such action, suit or other proceeding is improper; provided, that nothing set forth in this sentence shall prohibit any of the parties hereto from removing any matter from one New York Court to another New York Court. Each of the parties hereto also agrees that any final and unappealable judgment against a party hereto in connection with any action, suit or other proceeding will be conclusive and binding on such party and that such award or judgment may be enforced in any court of competent jurisdiction, either within or outside of the United States. A certified or exemplified copy of such award or judgment will be conclusive evidence of the fact and amount of such award or judgment. Any process or other paper to be served in connection with any action or proceeding under this Agreement shall, if delivered or sent in accordance with Section 11.1, constitute good, proper and sufficient service thereof.

(b) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Agreement, this being in addition (subject to the terms of this Agreement) to any other remedy to which such party is entitled at law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives any defense or counterclaim, that there is an adequate remedy at law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS

CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11.

Section 11.12 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[*Signature Page Follows*]

RELIASTAR LIFE INSURANCE COMPANY

By: ________________________________

Name: Carlo Bertucci

Title: Senior Vice President, Chief Tax Officer and Treasurer

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY

By: C Bertucci ______________________________

Name: Carlo Bertucci

Title: Senior Vice President, Chief Tax Officer and Treasurer

SECURITY LIFE OF DENVER INSURANCE COMPANY

By: ______________________________

Name: Keith Gubbay

Title: President and Chief Executive Officer

RESOLUTION LIFE COLORADO INC.

By: ______________________________

Name: Keith Gubbay

Title: President and Chief Executive Officer